UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Equitable Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0226248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, New York, New York	10104
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form related to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-234788 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

Equitable Holdings, Inc. (the “Company”) hereby incorporates by reference herein (i) the description of the Depositary Shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $25,000 per share (the “Preferred Stock”), to be registered hereunder, set forth under the heading “Description of the Depositary Shares” and (ii) the description of its Preferred Stock set forth under the heading “Description of the Series C Preferred Stock”, respectively, in the Company’s Prospectus Supplement, dated January 5, 2021 to the Prospectus dated November 20, 2019, constituting part of the Registration Statement on Form S-3 (File No. 333-234788) of the Company, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Equitable Holdings, Inc., (incorporated by reference to Exhibit 3.1 to Equitable Holdings, Inc.’s Form 10-K for the year ending December 31, 2019, filed on February 27, 2020 (the “2019 10-K”).

3.2	Certificate of Amendment of Certificate of Incorporation of Equitable Holdings, Inc. (incorporated by reference to Exhibit 3.1.1 to the 2019 10-K)

3.3	Third Amended and Restated By-laws of Equitable Holdings, Inc. (incorporated by reference to Equitable Holdings, Inc.’s Form 8-K filed on September 23, 2020).

3.4	Certificate of Designations with respect to the Preferred Stock (incorporated by reference to Exhibit 3.1 to Equitable Holdings, Inc.’s Current Report on Form 8-K, filed on January 6, 2021).

4.1	Certificate of Designations with respect to the Preferred Stock (incorporated by reference to Exhibit 3.1 to Equitable Holdings, Inc.’s Current Report on Form 8-K, filed on January 6, 2021).

4.2	Form of Preferred Stock Certificate (included as Exhibit A to Exhibit 4.1).

4.3	Deposit Agreement, dated January 8, 2021, among the Company, Computershare Inc. and Computershare Trust Company, N.A., collectively, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to Equitable Holdings, Inc.’s Current Report on Form 8-K, filed on January 8, 2021).

4.4	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.3).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EQUITABLE HOLDINGS, INC.

Dated: January 8 , 2021	By:	/s/ Anders Malmström
Name: Anders Malmström
Title: Senior Executive Vice President and Chief
Financial Officer